SUB-ITEM 77D(G)

                            POLICIES WITH RESPECT TO
                              SECURITY INVESTMENTS

                        AIM INVESTMENT SECURITIES FUNDS


On September 22, 2000, the Board of Trustees (the board) of AIM Investment Securities Funds on behalf of AIM Municipal Bond Fund authorized the direct investment in municipal lease obligation by acquiring interests as lessor under municipal lease agreements and by acquiring legal title to the underlying leased collateral assets where such leases would provide income which is exempt from federal and state taxation.